                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(A)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2)
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


              Cambridge Technology Partners (Massachusetts), Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
         11.

         (1)   Title of each class of securities to which transaction applies:
               _________________________________________________________________

         (2)   Aggregate number of securities to which transactions applies:
               _________________________________________________________________

         (3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:
               _________________________________________________________________

         (5)   Total fee paid:
               _________________________________________________________________

[_]      Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:  $
                                           _____________________________________

         (2)      Form, Schedule or Registration Statement no.:  _______________

         (3)      Filing Party: ________________________________________________

         (4)      Date Filed:  _________________________________________________

                                    FAQ List

Q--CAN WE BEGIN TO IMMEDIATELY START SELLING NOVELL PRODUCTS--HOW DO WE HOOK UP WITH OUR COUNTERPARTS FROM NOVELL?

A--As our transition progresses a priority will be to map out plans and processes by which we will begin to cross sell products/solutions and tap into new market areas and client bases. Once those plans are fully in place they will be communicated to employees and we will begin the process of expanding our business development efforts. While we're all eager to take advantage of the new opportunities in front of us, we must be patient and maintain our focus on Cambridge's business today until otherwise directed.

Q--WITH ALL THE FORESEEN SYNERGIES, WHAT WILL THIS MEAN AS FAR AS JOBS LOST AND OFFICE CONSOLIDATION?

A--Over the coming months, we will see where we can consolidate, though with two global organizations with offices in many of the same cities or countries, there will be consolidation. But right now, it's too early to say.

Q--WHERE WILL HEADQUARTERS BE?

A--We have a lot of work to do before we figure that out. First, we have to make sure we continue to serve our respective clients. Business doesn't stop because we're in the middle of a merger. As we go over the potential synergies and cost savings, we'll get a feel for how this new organization will look from its services and products to its global geography.

Q--WILL CAMBRIDGE SELL ONLY NOVELL SOFTWARE SOLUTIONS?

A--No. The credo at Cambridge has been and will continue to be to always do what is best for our clients. That is the only business model that works in a sevices business over the long term. We want to best serve our clients. Clients want what is best for them. If it's a Novell solution, that's what we would recommend. If not, we'll put together a plan that gives them the solutions best suited for their challenge.

Q--HOW LONG WILL TAKE TO PUT THESE COMPANIES TOGETHER?

A--Cambridge will be a wholly-owned subsidiary of Novell. Some parts of the two organizations will come together easily, others will take more time. The bottom line is we want to do this with great care so it's done in the best interest of our clients, our employees and our shareholders. Three months is a targeted time frame, but don't hold us to it.


Q -- GIVEN THIS MERGER, WHAT BECOMES OF NOVELL'S STRATEGIC RELATIONSHIPS WITH CAMBRIDGE COMPETITORS - PWC, ERNST & YOUNG CAP GEMINI, AND PARTICULARLY MARCHFIRST? WILL NOVELL TERMINATE THESE RELATIONSHIPS OR TRY TO SUSTAIN THE VIABILITY OF THESE RELATIONSHIPS?

A -- It is too early to tell. The world of strategic partnerships is changing, with exclusive relationships becoming increasingly less viable for all concerned. We review all of our relationships on an ongoing basis, with a focus on the money to be made from those relationships. I suspect our strategic partners do the same thing. The reality is in today's business environment, sometimes you compete and sometimes you partner. Ray Noorda actually coined the term "coopetition" to describe this. We believe that the Novell relationships with Cambridge competitors are in the competitor's best interest. Otherwise, they wouldn't maintain them. Where there's profit to be had by both parties, we expect these strategic relationships to persist, despite the competitive ironies.

Q -- CAMBRIDGE HAS A STRONG RELATIONSHIP WITH MICROSOFT--PARTICULARLY THROUGH ITS EXCELL ORGANIZATION. WHAT IMPACT WILL THIS ANNOUNCEMENT HAVE ON THAT RELATIONSHIP AND WHAT ARE THE POTENTIAL RAMIFICATIONS FOR CAMBRIDGE/EXCELL?

A -- It's much too early to comment definitely on this. Microsoft has long been a valued client and partner of Cambridge. And Excell has a particularly tight relationship with Microsoft. Obviously we'll need to sit down with our friends in Redmond, Washington and figure out where we stand.

Q -- IS THERE A VISION IN PLACE AT THIS TIME REGARDING THE SALES FORCE? WILL EACH ORGANIZATION MAINTAIN ITS OWN SALES FORCE? HOW WILL THE ORGANIZATION MAXIMIZE THE OBVIOUS CROSS-SELLING POTENTIAL?

A -- Creating an effective demand generation engine will be one of our first priorities. Both Cambridge and Novell have sales forces yet to reach their full potential. Cambridge has recently recharged its sales team with new leadership, new faces and a new organizational structure, built around a focused go-to-market strategy. Taken together, these two teams offer us many strategic options and many directions to choose from. In the short term however, the two teams will remain separate as we develop a well-thought out and comprehensive sales plan.

Q -- HOW WILL THE RELATIONSHIP BE STRUCTURED BETWEEN CAMBRIDGE AND NOVELL'S SERVICE DELIVERY ORGANIZATIONS? FOR EXAMPLE, WILL CAMBRIDGE BE FOLDED WITHIN THE CUSTOMER SERVICES BUSINESS GROUP?

A -- The services organizations of Novell and Cambridge are different. Novell implements technology; Cambridge implements solutions. We want to capture the synergy between the two sets of customers while recognizing the differences in services and how they are sold.



Q--WHAT WILL IT MEAN FOR CAMBRIDGE TO BE A WHOLLY-OWNED SUBSIDIARY OF NOVELL? WHAT LEVELS OF AUTONOMY OR INTEGRATION ARE WE TALKING ABOUT FOR CAMBRIDGE?

A--At the outset, Cambridge will remain an autonomous unit, although we will be looking for ways to reduce expenses across the combined company by integrating office locations, service offerings and administrative functions. Down the road, as we identify the strategic opportunities we want to focus on, there may be further integration of Cambridge and Novell. At the moment, it's too early to tell how much.

Q -- OVER TIME WILL THE CAMBRIDGE NAME AND IDENTITY SURVIVE? BRANDED AS ONE COMPANY OR SEPARATE (FOR EXAMPLE, WILL WWW.CAMBRIDGE.COM CONTINUE BUT AS A RIDER ON WWW.NOVELL.COM)?

A--Both the Cambridge and Novell are strong brands. Our current plan is to preserve their identities and leverage them in the market place. That said, there are tremendous cross-selling and cross-promotional opportunities inherent in the combination of the two companies, and we will look at ways to take advantage of those opportunities early in the integration process.

Q -- CAMBRIDGE JUST ROLLED OUT A NEW GO-TO-MARKET STRATEGY WITHIN NORTH AMERICA. HOW IS THAT IMPACTED BY THIS? IS IT BACK TO THE DRAWING BOARD OR STAY THE COURSE WITH MODIFICATION - PARTICULARLY MORE VERTICALS INSERTED INTO THE MODEL?

A -- The beauty of the new go-to-market strategy is its focus, on specific vertical industries and specific solutions offerings. While I see great opportunity in leveraging Novell's vertical penetration and expertise, I anticipate that Cambridge will hold off adding to its verticals in the short term and pursue them further down the line. In the long-term, the combined organization will have nearly twice as many verticals which is very good. On the services front, we need to directory enable several of our services to provide improved solutions for our clients. Therefore, we do not see a need to change the Cambridge strategy.

Q--HOW DO WE THINK WALL STREET WILL RECEIVE THIS NEWS? WHAT ARE WE DOING TO INFLUENCE THAT BY WAY OF A COMMUNICATION PLAN?

A--The same way Wall Street always receives news -- with caution. Although this type of combination is not new -- recall Cisco and KPMG; PWC and Hewlett Packard among other deals or attempted deals -- the Street will probably take a wait and see attitude. We do have a communications plan in place; Eric and I will be meeting with investors to discuss the merger. We will be going on the road to do a full presentation of the benefits of the merger in the March-April time frame. And our Investor Relations people are working overtime to keep the market informed and answer questions about the merger.



Novell, Inc. ("Novell") and Cambridge Technology Partners (Massachusetts), Inc.
 ("Cambridge") will file a joint proxy statement/prospectus with the Securities and Exchange Commission on the Form S-4 Registration Statement. THE JOINT PROXY
   STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MERGER. The joint proxy statement/prospectus will be made available to all shareholders of
          Cambridge and Novell, at no expense to them. The joint proxy statement/prospectus will also be available for free at the Commission's website at www.sec.gov.
                                  -----------

Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under
                           Rule 425 on March 12, 2001

---- Message from "Eric Janvier" (Eric.Janvier@ctp.com) on Tue, 13 Mar 2001
                                                              05:26:14-0500 ----

         To: "SE ALL" (se-all@ctp.com)
 Subject   Announcement regarding Novell &
           Cambridge

Dear friends,

You all have seen the announcement of Jack Messman. Novell & Cambridge have no significant overlap, so don't expect anything dramatic to happen. I believe that the two organisation will first have to learn to cooperate, like we are used to do with our other partners. MarchFirst, which has been a strong partner of Novell may feel a stronger impact than we will!

Mergers are always highly emotional, and in each merger, there are people who believe that it is the end of the world, and others who believe that it is the opportunity to create new things. I would like Southern to take the second view.

Novell brings a billion dollars of cash, and a presence in Southern Europe which we were struggling to achieve on our own. If we build the right bridges with our new friends, we will suddenly have immediate access to most large accounts in our region. Novell also brings very highly qualified specialists in networks, security, which will help our teams build stronger e-Business Infrastructures. Finally, Novell was created by Safeguard, just like Cambridge: they are the closest there is to members of the family.

We, on our side, bring our consulting and e-business expertise, and our name. The two companies are complementary and (Novell consulting teams are much smaller than us, and focused on technology, so there will be opportunities to collaborate rather than "integration").

There is now a legal period of 3 months (US law), until the merger is officialised. During this period, you will understand that we cannot do a lot. Our priority remains business as usual! There are absolutely no changes in our plans. Just like before, we are on the right track in Southern Europe, and we are building great teams. We will continue to expand the Services & Reputation of Cambridge in our region, and we will continue to attract and retain the best people who fit our culture.

Jack has not consulted me before concluding this deal, so I have no priviledged information to share with you. However, I have been leading a number of very large Mergers in my past (including Compaq & Digital in Europe), so I am quite familiar with the process. I will answer all your questions and e-mails, as candidly as I can! As time goes by, the end picture will get clearer, and we'll be able to become more precise.

Thanks for your support!

Eric

                             CAMBRIDGE/NOVELL Q&A
                             --------------------

Q -- CAN WE BEGIN TO IMMEDIATELY START SELLING NOVELL PRODUCTS - HOW DO WE GET KNEES UNDER TABLE WITH OUR COUNTERPARTS FROM NOVELL?

A -- As we move forward the transition plan will take more concrete shape. Obviously a priority will be to map out plans and processes by which we will begin to cross sell products/solutions and tap into new market areas and client bases. Once that plan is fully in place it will be communicated to appropriate employees and we will begin the process of integrating our efforts. While we're all enthusiastic to take advantage of the new opportunities in front of us, we must be patient and focused on Cambridge today - not tomorrow. Until you're instructed, conduct business as usual.

Q -- WITH ALL THE SYNERGIES YOU FORESEE, WHAT WILL THIS MEAN AS FAR AS JOBS LOST AND OFFICE CONSOLIDATION?

A -- Over the coming months, we will see where we can consolidate, though with two global organizations with offices in many of the same cities or countries, there will be consolidation. But right now, it's too early to say.

Q -- WHERE WILL HEADQUARTERS BE?

A -- We have a lot of work to do before we figure that out. First, we have to make sure we continue to serve our respective clients. Business doesn't stop because we're in the middle of a merger. As we go over the potential synergies and cost savings, we'll get a feel for how this new organization will look from its services and products to its global geography.

Q -- WILL CAMBRIDGE SELL ONLY NOVELL SOFTWARE SOLUTIONS?

A -- No. The credo at Cambridge has been and will continue to be to always do what is best for our clients. That is the only business model that works in a sevices business over the long term. We want to best serve our clients. Clients want what is best for them. If it's a Novell solution, that's what we would recommend. If not, we'll put together a plan that gives them the solutions best suited for their challenge.


Q -- HOW LONG DO YOU THINK IT WILL TAKE TO PUT THESE COMPANIES TOGETHER?

A -- Well, Cambridge will be a wholly-owned subsidiary of Novell. Some parts of the two organizations will come together easily, others will take more time. The bottom line is we want to do this with great care so it's done in the best interest of our clients, our employees and our shareholders. Three months is a targeted time frame, but don't hold us to it.

Q -- MR. MESSMAN, YOU'RE GOING TO BE THE NEW NOVELL CEO. HOW DO YOU VIEW NOVELL AND ITS PEOPLE?

A -- Well, I consider myself a co-founder of Novell along with Safeguard and Ray Noorda. I was CEO and President of Novell in 1980-81. I've been closely associated with Novell for more than 20 years, either as a member of management or a member of the Board as I am now. I love this company and will do all I can to help it grow and ensure its future.

Q -- WHAT DO YOU SEE AHEAD FOR NOVELL?

A -- Novell is a financially strong company with great technical skills. There will be great future opportunities in the marketplace for which Novell has the right ingredients. The key is to not try to do them all, but place our bets wisely on the best opportunities.

Q -- GIVEN THIS MERGER, WHAT BECOMES OF NOVELL'S STRATEGIC RELATIONSHIPS WITH CAMBRIDGE COMPETITORS - PWC, ERNST & YOUNG CAP GEMINI, AND PARTICULARLY MARCHFIRST? WILL NOVELL TERMINATE THESE RELATIONSHIPS OR TRY TO SUSTAIN THE VIABILITY OF THESE RELATIONSHIPS?

A -- It is too early to tell. The world of strategic partnerships is changing, with exclusive relationships becoming increasingly less viable for all concerned. We review all of our relationships on an ongoing basis, with a focus on the money to be made from those relationships. I suspect our strategic partners do the same thing. The reality is in today's business environment, sometimes you compete and sometimes you partner. Ray Noorda actually coined the term "coopetition" to describe this. We believe that the Novell relationships with Cambridge competitors are in the competitor's best interest. Otherwise, they wouldn't maintain them. Where there's profit to be had by both parties, we expect these strategic relationships to persist, despite the competitive ironies.

Q -- CAMBRIDGE HAS A STRONG RELATIONSHIP WITH MICROSOFT - PARTICULARLY THROUGH ITS EXCELL ORGANIZATION. WHAT IMPACT WILL THIS ANNOUNCEMENT HAVE ON THAT RELATIONSHIP AND WHAT ARE THE POTENTIAL RAMIFICATIONS FOR CAMBRIDGE/EXCELL?

A -- It's much too early to comment definitely on this. Microsoft has long been a valued client and partner of Cambridge. And Excell has a particularly tight relationship with Microsoft. Obviously we'll need to sit down with our friends in Redmond, Washington and figure out where we stand.

Q -- WITH JACK MESSMAN TAKING CEO RESPONSIBILITIES FOR NOVELL, WHO WILL RUN CAMBRIDGE?

A -- There are capable successors for Jack within Cambridge who may eventually run the company. For the time being, Jack will retain management responsibility for Cambridge.

Q -- IS THERE A VISION IN PLACE AT THIS TIME REGARDING THE SALES FORCE? WILL EACH ORGANIZATION MAINTAIN ITS OWN SALES FORCE? HOW WILL THE ORGANIZATION MAXIMIZE THE OBVIOUS CROSS-SELLING POTENTIAL?

A -Creating an effective demand generation engine will be one of our first priorities. Both Cambridge and Novell have sales forces yet to reach their full potential. Cambridge has recently recharged its sales team with new leadership, new faces and a new organizational structure, built around a focused go-to-market strategy. Taken together, these two teams offer us many strategic options and many directions to choose from. In the short term however, the two teams will remain separate as we develop a well-thought out and comprehensive sales plan.


Q -- HOW WILL THE RELATIONSHIP BE STRUCTURED BETWEEN CAMBRIDGE AND NOVELL'S SERVICE DELIVERY ORGANIZATIONS? FOR EXAMPLE, WILL CAMBRIDGE BE FOLDED WITHIN THE CUSTOMER SERVICES BUSINESS GROUP?

A -- The services organizations of Novell and Cambridge are different. Novell implements technology; Cambridge implements solutions. We want to capture the synergy between the two sets of customers while recognizing the differences in services and how they are sold.

Q -- WHAT WILL IT MEAN FOR CAMBRIDGE TO BE A WHOLLY-OWNED SUBSIDIARY OF NOVELL? WHAT LEVELS OF AUTONOMY OR INTEGRATION ARE WE TALKING ABOUT FOR CAMBRIDGE?

A -- At the outset, Cambridge will remain an autonomous unit, although we will be looking for ways to reduce expenses across the combined company by integrating office locations, service offerings and administrative functions. Down the road, as we identify the strategic opportunities we want to focus on, there may be further integration of Cambridge and Novell. At the moment, it's too early to tell how much.

Q -- OVER TIME WILL THE CAMBRIDGE NAME AND IDENTITY SURVIVE? BRANDED AS ONE COMPANY OR SEPARATE (FOR EXAMPLE, WILL WWW.CAMBRIDGE.COM CONTINUE BUT AS A RIDER
                                       -----------------
ON WWW.NOVELL.COM)?

A -- Both the Cambridge and Novell are strong brands. Our current plan is to preserve their identities and leverage them in the market place. That said, there are tremendous cross-selling and cross-promotional opportunities inherent in the combination of the two companies, and we will look at ways to take advantage of those opportunities early in the integration process.

Q -- CAMBRIDGE JUST ROLLED OUT A NEW GO-TO-MARKET STRATEGY WITHIN NORTH AMERICA. HOW IS THAT IMPACTED BY THIS? IS IT BACK TO THE DRAWING BOARD OR STAY THE COURSE WITH MODIFICATION - PARTICULARLY MORE VERTICALS INSERTED INTO THE MODEL?

A -- The beauty of the new go-to-market strategy is its focus, on specific vertical industries and specific solutions offerings. While I see great opportunity in leveraging Novell's vertical penetration and expertise, I anticipate that Cambridge will hold off adding to its verticals in the short term and pursue them further down the line. In the long-term, the combined organization will have nearly twice as many verticals which is very good. On the services front, we need to directory enable several of our services to provide improved solutions for our clients. Therefore, we do not see a need to change the Cambridge strategy.

Q -- HOW DO WE THINK WALL STREET WILL RECEIVE THIS NEWS? WHAT ARE WE DOING TO INFLUENCE THAT BY WAY OF A COMMUNICATION PLAN?

A -- The same way Wall Street always receives news -- with caution. Although this type of combination is not new -- recall Cisco and KPMG; PWC and Hewlett Packard among other deals or attempted deals -- the Street will probably take a wait and see attitude. We do have a communications plan in place; Eric and I will be meeting with investors to discuss the merger. We will be going on the road to do a full presentation of the benefits of the merger in the March-April time frame. And our Investor Relations people are working overtime to keep the market informed and answer questions about the merger.

--------------------------------------------------------------------------------

Novell, Inc. ("Novell") and Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge") will file a joint proxy statement/prospectus with the Securities and Exchange Commission on the Form S-4 Registration Statement. THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MERGER. The joint proxy statement/prospectus will be made available to all shareholders of Cambridge and Novell, at no expense to them. The joint proxy statement/prospectus will also be available for free at the Commission's website at www.sec.gov.

Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

>  -----Original Message-----
> From:      Jan Brown   On Behalf Of Quentin Baer
> Sent:      13 March 2001 10:01
> To:        DL Everyone
> Subject:   Email from Ian and Quentin regarding the merger
> announcement
>
> It was announced yesterday evening that a merger will take place
> between Novell, a US company listed on NASDAQ, and Cambridge
> Technology Partners.  Novell is a leading provider of Net services
> software that delivers services to secure and power all types of > networks. The merger is conditional on various approvals including
> the approval of shareholders and it is expected that it will be > completed by 30th June.
>
> You will have received an email from Jack Messman explaining the > background to the proposed transaction, the terms of the merger and > the rationale for the transaction. We wish to clarify how the > transaction is expected to affect CMC and its future strategy.
>
> As you will have noted in Jack's email, it is proposed that he should > become CEO of the enlarged entity and we have received strong
> assurancs from him that in his new role he does not foresee any change > to the proposed plans for CMC. It remains the intention that CMC
> should operate as a more independent company, that it should have the > ability to set its own strategy and its incentive programmes should be > directly aligned with CMC's performance.
>
> As we set out in our letter to you in November, the first stage of > this process has been completed with the formation of a new holding

> company and the appointment of a board of directors. A share purchase > programme for senior employees to acquire shares in CMC has been > completed and an agreement entered into setting out the basis of our > future relationship with Cambridge. Within the next 6 weeks a series > of further steps in this process will occur. The internal launch of > our new name, Celerant Consulting will take place, a share option
> scheme in CMC shares will be introduced and offered to a broad range
> of management and preliminary discussions will commence with potential > strategic partners interested in acquiring from Cambridge a minority
> shareholding in CMC.
>
> All of this underlines the continued commitment of Cambridge to CMC
> becoming a more independent company able to set its own strategy and > provide the right rewards to the people who contribute to the creation > of capital value. We are confident that the renewed growth in > quarterly revenues that we are now achieving together with the steps
> being taken to ensure adequate levels of profitability are building
> the platform for a highly successful future. The proposed merger is > not expected to affect the plans we have put in place and we need to > focus all our attention and energies on ensuring that we deliver the > highest quality results to our clients.
>
> Quentin Baer
    Ian Clarkson